Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan, as amended of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Delek US Holdings, Inc. and the effectiveness of internal control over financial reporting of Delek US Holdings, Inc. for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Nashville, Tennessee
May 24, 2010